EXHIBIT 99.1

Adept Technology Names Current President, John Dulchinos, to be Chief Executive Officer; Robert Bucher, the Company's Current CEO, Named Chairman of the Board of Directors

LIVERMORE, Calif., Sept. 3, 2008 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent automation software for motion and vision-guided robotics systems and services, today announced that John Dulchinos has been named chief executive officer to succeed Robert Bucher, who has been named executive chairman of the board of directors. Mr. Dulchinos remains president of Adept and has also been elected to serve as a member of the company's board. Michael Kelly, Adept's current chairman of the board, will continue to serve on the Board in the position of lead independent director.

Mr. Dulchinos joined Adept Technology in 1987, just four years after the company was founded. He has made unparalleled contributions during his tenure, holding several senior management positions of increasing responsibility including vice president of global sales and marketing, vice president of robotics, vice president of worldwide sales, vice president of North American Sales and most recently, president and chief operating officer.

"John was the clear choice of all of us on the board of directors to lead Adept as it enters its next phase of growth," said Robert Bucher. "I am confident that Adept is in the hands of a highly capable visionary leader and that the company is well positioned for a very bright future. John's strong combination of business, sales and technical skills have contributed greatly to the successful turnaround we've made in the past 5 years. We have worked closely during that period together with an excellent team to build a company where we are gaining traction in growing markets with innovative, patented products. We have come far but I believe the best is yet to come," he continued.

Mr. Dulchinos stated, "This is a very exciting period for Adept and I'm looking forward to my expanded role. We have an extremely talented team in place and we've worked hard to position ourselves for the growth opportunities facing us today."

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent automation software for motion and vision-guided robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaged Goods, Life Sciences, Disk Drive/Electronics and Semiconductor/Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

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CONTACT: Adept Technology
         Lisa Cummins, Chief Financial Officer
         925/245-3400
         investor.relations@adept.com

         MKR Group, Inc.
         Investor Relations Contacts:
         Todd Kehrli
         Bonnie McBride
         323/468-2300
         adep@mkr-group.com